Exhibit 99.1

ANADIGICS to Maintain its Listing on the NASDAQ Global Select Market

WARREN, N.J., Feb. 9, 2015 – ANADIGICS, Inc. (Nasdaq: ANAD) (the “Company”), a world leader in radio frequency (RF) solutions, today announced that it received a letter from The NASDAQ Stock Market ("NASDAQ") on February 9, 2015 that included a NASDAQ compliance determination that the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1), which requires that listed securities maintain a minimum closing bid price of $1.00 per share.  The Company’s common stock will therefore maintain its listing on the NASDAQ Global Select Market.

As previously announced, on August 11, 2014, the Company received a letter from NASDAQ notifying the Company that it did not comply with the $1.00 minimum closing bid price requirement for continued listing under the NASDAQ Listing Rules.  The Company was provided a period of 180 calendar days, or until February 9, 2015, during which to regain compliance.  The Company's common stock subsequently maintained a closing bid price of at least $1.00 per share for 10 consecutive business days, from January 26, 2015 to February 6, 2015, enabling the Company to regain compliance with NASDAQ Listing Rule 5450(a)(1).